                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                        For the three months
                                                           ended March 31,
                                                        2005            2004
                                                    -------------    -----------
Net Earnings                                        $      19,778    $    36,957
Average common shares outstanding                          61,459         60,738
Net earnings per share - basic                      $        0.32    $      0.60
Average common share equivalents outstanding               63,899         64,236
Net earnings per share - diluted                    $        0.31    $      0.57

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